UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 23, 2009

INOVA TECHNOLOGY, INC.
 (Exact name of registrant as specified in its charter)

NEVADA	000-27397	98-0204280
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

375 North Stephanie Street, Suite 1411 Henderson, Nevada 89014-8909
(Address of principal executive offices)(Zip Code)

800-757-9808
(Registrant's Telephone Number, Including Area Code)

Item 4.02—Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On July 23, 2009, Inova’s Board of Directors, in consultation with its auditors, has identified certain errors in the Company’s financial statements filed since 2005. The Company has identified the following issues:

All amendments and restatements are non-cash in nature and will not cause any changes in the underlying performance of the business.

1. The reverse merger accounting for Inova’s acquisition of Web’s Biggest was not correct. The net result of the restatement is an increase in equity of $2,972,945

During 2008, Inova determined that the original accounting for the merger with Web’s Biggest in 2005 was incorrect. Both companies were operating companies and the intent of the combined the entity was to continue on with both operations. Inova should have accounted for the transaction as a reverse acquisition whereby Web’s Biggest purchased Inova and fair value and purchase accounting would apply. The purchase price was $2,464,908 (70,425,950 shares issued at their market value of $0.035 per share on June 1, 2005) and the fair value of the net liabilities assumed was $508,037, resulting in goodwill and intangible assets totaling $2,972,945.

2. Management chose not to take salaries or fees for a period of time however we are still required to account for fees based on a market rate. The net result is an increase to paid in capital of $270,000.

During 2008, Inova identified that there were management fees of $15,000 per month for prior periods which were not recognized because the principals did not draw fees or salaries but which are now being realized as an increase in expense and in paid in capital. This totaled $270,000.

3. Common shares issued in excess of the authorized shares. The number of outstanding common shares is now lower than the authorized shares. As a result, there has been no increase or decrease in the percentage ownership of any shareholder.

Inova issued more common shares that were rightfully due to its related parties than the number of shares previously authorized. For the year ended April 30, 2007, there were 125,524,208 common shares issued by Inova to its related parties to convert the outstanding preferred shares. An adjustment was made to reduce common stock par value by $125,524, increase the preferred stock par value by $4,951 and increase the additional paid in capital of $120,573. This situation was corrected in 2008 and has no net effect going forward.

As a result of the above items, investors should no longer rely on the Company’s financial statements issued since the period ended April 30, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Inova Technology, Inc.

Date: July 24, 2009	By:	/s/ Adam Radly
Adam Radly
Chairman and Chief Executive Officer